EXHIBIT 99.1

NEWS RELEASE

[K2 LOGO]	Contacts:	K2 Inc.
Dudley W. Mendenhall, 760-494-1000
or
Integrated Corporate Relations
Investor Relations:
Chad A. Jacobs or James Palczynski, 203-222-9013
Media Relations:
John Flanagan or Mike Fox, 203-222-9013

K2 ANNOUNCES COMPLETION OF

BRASS EAGLE MERGER

Carlsbad, Calif. – December 16, 2003 – K2 Inc. (NYSE: KTO) announced today the consummation of the merger of Brass Eagle Inc. (NASDAQ NM: XTRM) with a wholly-owned subsidiary of K2. As a result of the merger, Brass Eagle is now a wholly-owned subsidiary of K2.

In the merger, each outstanding share of Brass Eagle common stock (other than shares owned by K2 as a result of its exchange offer and shares for which appraisal is sought under applicable Delaware law) was converted into the right to receive 0.6036 of a share of K2 common stock (including the associated preferred share purchase rights). The merger allowed K2 to acquire the remaining shares of Brass Eagle common stock that were not tendered into K2’s exchange offer. The merger consideration is the same as paid per share of Brass Eagle common stock in the exchange offer. On December 9, 2003, K2 accepted for exchange 7,167,751 shares of Brass Eagle common stock that were tendered into the exchange offer and, as a result, K2 became the owner of approximately 95.7% of the outstanding shares of Brass Eagle common stock.

Within the next few days, Computershare Trust Company, Inc. will mail to former Brass Eagle stockholders that did not tender in the exchange offer materials to be used for exchanging their Brass Eagle stock certificates for the merger consideration. Former Brass Eagle stockholders are urged to read these materials in full, as they will contain important information regarding their rights and the merger.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a primary focus on sporting goods and other recreational products as well as certain niche industrial products. K2’s portfolio of leading brands includes Rawlings, Worth, Shakespeare, Pflueger, Stearns, K2, Ride, Olin, Morrow, Tubbs and Atlas. K2’s diversified mix of products is used primarily in team and individual sports activities such as baseball, softball, fishing, watersports activities, alpine skiing, snowboarding, in-line skating, snowshoeing and mountain biking. Among K2’s other recreational products are Dana Design backpacks, Planet Earth apparel, Adio and Hawk skateboard shoes, and Rawlings team sports. K2 also manufacturers and markets Shakespeare extruded fishing lines and monofilaments, and marine antennas and marine accessories.

FORWARD LOOKING STATEMENTS:

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the company’s ability to complete the merger and successfully integrate the two companies, global economic conditions, product demand, financial market performance and other risks described in K2’s and Brass Eagle’s annual reports on Form 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date hereof and K2 and Brass Eagle disclaim any intent or obligation to update such statements.